Exhibit 23.2

Consent of Independent  Registered Public Accounting Firm

The Board of Directors
XTL Biopharmaceuticals Ltd.

We consent to the incorporation by reference in the registration statements (File No. 333-141529, File No. 333-147024 and File No. 333-153055) on Form F-3 and the registration statements (File No. 333-148085, File No. 333-148754 and File No. 333-154795) on Form S-8 of XTL Biopharmaceuticals Ltd (a Development Stage Company) of our report dated May 3, 2005, with respect to the consolidated statements of operations, changes in shareholders' equity and cash flows of XTL Biopharmaceuticals Ltd. (a Development Stage Company) and its subsidiary for the period from March 9, 1993 to December 31, 2000, which report appears in the December 31, 2008, annual report on Form 20-F of XTL Biopharmaceuticals Ltd (a Development Stage Company).

Somekh Chaikin
Certified Public Accountants (Isr.)
(A member firm of KPMG International)

Tel Aviv, Israel
April 6, 2009